Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-208782 (the “Registration Statement”) on Form N-14 of our report dated December 23, 2015, relating to the financial statements and financial highlights of T-Fund, a series of BlackRock Liquidity Funds, appearing in the Annual Report on Form N-CSR of the BlackRock Liquidity Funds for the year ended October 31, 2015.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Representations and Warranties” in the Combined Prospectus/Proxy Statement and “Financial Statements” and “Other Service Providers” in the Statement of Additional Information which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 09, 2016